UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MARCHEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

520 Pike Street, Suite 2000

Seattle, Washington 98101

Dear holders of Class A common stock and Class B common stock of Marchex, Inc. (“Marchex” or the “Company”):

You are cordially invited to attend the annual meeting of stockholders of Marchex to be held at Marchex, Inc., 520 Pike Street, 502 Auditorium, 12th floor, Seattle, Washington 98101 on Thursday, May 12, 2016, at 10:00 a.m. local time. The annual meeting is being held for the following purposes:

(1)	To elect six (6) individuals to serve on the Company’s Board of Directors for the ensuing year and until their successors are elected;

(2)	To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the current fiscal year; and

(3)	To transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Our Board of Directors recommends a vote FOR items 1 and 2. Only holders of record of the Company’s Class A common stock and Class B common stock on the books of the Company at the close of business on March 16, 2016, are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting at the offices of Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington, 98101, during ordinary business hours for the 10 days prior to the annual meeting.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope, so that we may vote your shares in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the annual meeting. If you hold shares in “street name”, you may be able to vote over the internet or by telephone by following the instructions on your proxy card. Mailing your proxy(ies) or voting over the internet or by telephone does not affect your right to vote in person if you attend the annual meeting. You may still vote in person if you are a stockholder entitled to vote and you attend the meeting, even if you have returned your proxy, provided that you affirmatively indicate your intention to vote your shares in person. Please note, however, that if a brokerage firm or bank holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a valid legal proxy issued in your name.

A copy of Marchex’s annual report to stockholders for the fiscal year ended December 31, 2015 is enclosed with this notice.

By order of the Board of Directors,

Peter Christothoulou Chief Executive Officer

April 4, 2016

Your vote is very important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2016: Our proxy statement is attached. Financial and other information concerning Marchex is contained in our annual report to stockholders for the fiscal year ended December 31, 2015. A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the notice of annual meeting, proxy statement, proxy card and annual report to stockholders, may be viewed at www.proxydocs.com/MCHX.

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

520 Pike Street, Suite 2000

Seattle, Washington 98101

INFORMATION ABOUT SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of Marchex for use in voting at the annual meeting of stockholders to be held at 10:00 a.m., local time, on Thursday, May 12, 2016, at Marchex, Inc., 520 Pike Street, 520 Auditorium, 12th floor, Seattle, Washington 98101, and any postponement or adjournment of that meeting. The Company’s telephone number is (206) 331-3300. The purpose of the annual meeting is to consider and vote upon the proposals outlined in this proxy statement and the attached notice.

Marchex’s Class B common stock is traded on the NASDAQ Global Select Market.

These proxy solicitation materials were mailed on or about April 4, 2016, together with the Company’s annual report, to all holders of Class A common stock and Class B common stock entitled to vote at the meeting.

Record Date and Outstanding Shares

Only holders of record of shares of Class A common stock and Class B common stock on the books of the Company at the close of business on the record date, March 16, 2016, will be entitled to vote at the annual meeting. As of the close of business on the record date, there were 5,232,636 shares of Class A common stock outstanding and 36,761,667 shares of Class B common stock outstanding.

Proxies

The Board of Directors has selected Michael Arends, Chief Financial Officer, and Ethan Caldwell, General Counsel and Secretary, as proxies for the annual meeting. By submitting your proxy, you will authorize Mr. Arends and Mr. Caldwell to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Meeting Attendance and Admission

You are entitled to attend the annual meeting only if you are a stockholder of record or a beneficial owner as of March 16, 2016. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present a photo identification and proof of your stockholder status or beneficial ownership prior to being admitted to the annual meeting. If you are the stockholder of record, you will need to provide proof of status in the form of your proxy card. If you hold your shares in “street name,” you must provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Marchex stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date. If you do not present photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Voting and Solicitation

Each stockholder entitled to vote at the meeting may vote in person at the annual meeting or by proxy. If you are the record holder of your shares and attend the meeting in person, you may deliver your completed proxy card to us at the meeting. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or on the internet. Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you wish to vote in person at the annual meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares.

When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with the instructions of the stockholder. If no specific instructions are given in a proxy, the shares will be voted FOR the election of the nominees for director set forth herein and FOR ratification of the appointment of accountants. In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. Each holder of shares of Class A common stock is entitled to 25 votes for each share of Class A common stock held as of the record date, and each holder of shares of Class B common stock is entitled to 1 vote for each share of Class B common stock held as of the record date. The Class A common stock and Class B common stock will vote together as a single class on all matters described in these proxy materials for which your vote is being solicited.

The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its stockholders the proxy, this proxy statement and the accompanying notice of annual meeting of stockholders. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission (“SEC”), in sending proxies and proxy materials to the beneficial owners of the voting stock. Proxies may be solicited by the Company’s officers, directors and regular employees, without compensation, personally or by telephone or facsimile.

Required Vote

A quorum is required for the transaction of business during the annual meeting. A quorum is present when a majority of stockholder votes are present in person or by proxy. Shares that are voted “FOR”, “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast by the Class A common stock and Class B common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter.

The candidates for election as directors at the annual meeting who receive the highest number of affirmative votes present or represented by proxy and entitled to vote at the annual meeting, will be elected. The ratification of the independent registered public accounting firm for the Company for the current year requires the affirmative vote of a majority of the shares of the Company’s Class A common stock and Class B common stock present or represented by proxy and entitled to vote at the annual meeting.

Revocability of Proxies

A proxy given pursuant to this solicitation may be revoked at any time before its use by delivering a written revocation to the Secretary of the Company, delivering a duly executed proxy bearing a later date or attending and voting in person at the annual meeting. If you hold your shares through a broker or custodian, you will need to contact them to revoke your proxy.

Abstentions; Broker Non-Votes

The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposal.

Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal. A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal Two), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the election of our directors (Proposal One). If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One).

For Proposal One (election of directors) which requires a plurality of the votes cast, abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote on these proposals. For Proposal Two (the ratification of the appointment of our independent registered public accounting firm) which requires the affirmative approval of a majority of the votes present or represented and entitled to vote, broker non-votes will have no effect on the number of votes cast, but abstentions will have the same effect as a vote against Proposal Two because they will be counted as a vote cast with respect to the proposals but not counted as a vote for the proposals.

Voting Results We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts contained in this Proxy Statement, , including, but not limited to, statements regarding our future operating results, financial position, prospects, acquisitions and business strategy, expectations regarding our growth and the growth of the industry in which we operate, and plans and objectives of management for future operations are forward-looking statements. Without limiting the foregoing, the words “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “seeks” and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from those in these forward-looking statements are discussed in the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Quantitative and Qualitative Disclosures About Market Risk” sections in our filings with the Securities and Exchange Commission. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. Also, any forward-looking statement made by us in this Proxy Statement speaks only as of the date of this Proxy Statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock as of March 16, 2016 by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock or Class B common stock;

•	each of our directors and nominees for director;

•	each of our executive officers listed in the “Summary Compensation Table” (“NEOs”); and

•	all of our directors, nominees for director and executive officers as a group.

Percentage of beneficial ownership is based on 5,232,636 shares of our Class A common stock and 36,761,667 shares of our Class B common stock outstanding as of March 16, 2016. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable or issuable upon vesting within 60 days of March 16, 2016, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each beneficial owner listed below is c/o Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington 98101.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name and, as appropriate, Address of Beneficial Owner	Shares	%	Shares	%
5% Security Holders
Archon Capital Management LLC(2) 1301 Fifth Avenue, Suite 3008 Seattle, WA 98101	—	—	2,145,581	5.8	1.3
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	—	—	2,225,756	6.1	1.3
Named Executive Officers and Directors
Michael Arends(4)	—	—	943,712	2.5	*
Ethan Caldwell(5)	395,209	7.6	819,721	2.2	6.1
Peter Christothoulou(6)	176,500	3.3	1,311,658	3.5	2.9
Dennis Cline(7)	—	—	171,810	*	*
Anne Devereux-Mills(8)	—	—	157,410	*	*
Nicolas J. Hanauer(9)	—	—	2,595,842	7.0	1.4
Russell C. Horowitz(10)	4,660,927	89.1	936,372	2.5	69.6
Clark Kokich(11)	—	—	493,779	1.3	*
Ian Morris(12)	—	—	44,105	*	*
Gary Nafus(13)	—	—	225,000	*	*
M. Wayne Wisehart(14)	—	—	191,674	*	*
All directors and executive officers as a group (11 persons)(15)	5,232,636	100.0	7,891,083	19.7	80.9

Except as indicated in the footnotes below and except as subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

*	Beneficial ownership or total voting power, as the case may be, representing less than one percent.

(1)

Percentage of voting power represents voting power with respect to shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock shall be entitled to 25 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to 1 vote per share of Class B common stock on all matters submitted to a vote of stockholders, except as may otherwise be required by law. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)

Based on the most recently available Schedule 13G/A filed with the SEC on February 16, 2016 by Archon Capital Management LLC (“Archon”), an investment advisor on its behalf and on behalf of Constantinos Christofilis, whose address is 1301 Fifth Avenue, Suite 3008, Seattle, Washington 98101, an individual. Archon and Constantinos Christofilis each report beneficial ownership of 2,145,581 shares of our Class B common stock, and shared voting and dispositive power as to 2,145,581 shares of our Class B common stock.

(3)

Based on the most recently available Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock, Inc. (“BlackRock”), a parent holding company/control person, on its behalf and for the benefit of the following BlackRock direct and/or indirect subsidiaries: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, Blackrock Institutional Trust Company, N.A., Blackrock International Limited, Blackrock Investment Management, LLC and Blackrock Japan Co. Ltd. (collectively, the “BlackRock Subsidiaries”). BlackRock reports beneficial ownership of 2,225,756 shares of our Class B common stock, with sole voting power of 2,083,909 shares of our Class B common stock and sole dispositive power of 2,225,756 shares of our Class B common stock. BlackRock reports that the BlackRock Subsidiaries have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our Class B common stock, and that no one of the BlackRock Subsidiaries has an interest greater than five percent (5%) of our total outstanding common shares.

(4)

Includes: (1) 542,858 shares of our Class B common stock subject to options that are currently exercisable; (2) 10,500 shares of our Class B common stock held by the Nicole Marie Arends 2003 Trust for the benefit of Nicole Marie Arends, the daughter of Mr. Arends, for which shares Mr. Arends disclaims beneficial ownership; (3) 18,100 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Arends; and (4) 6,500 shares of Class B common stock held in an Individual Retirement Account for the benefit of Diana Arends, Mr. Arends’ wife.

(5)

Includes: (1) 29,250 shares of restricted stock subject to vesting; and (2) 444,219 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 16, 2016.

(6)

Includes: (1) 40,187 shares of restricted stock subject to vesting; (2) 835,750 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 16, 2016; and (3) approximately 110,000 shares which have been pledged by Mr. Christothoulou to a third party as security for a loan.

(7)

Includes: (1) 25,510 shares of restricted stock subject to vesting; (2) 28,500 shares of our Class B common stock held by DMC Investments, LLC, a limited liability company of which Mr. Cline is the managing member; (3) 15,000 shares of Class B common stock subject to options that are currently exercisable; and (4) 10,000 shares of our Class B common stock held by the Colburn Cline Trust for the benefit of Colburn Cline, the son of Mr. Cline, for which shares Mr. Cline disclaims beneficial ownership.

(8)	Includes: (1) 25,510 shares of restricted stock subject to vesting; and (2) 40,000 shares of Class B common stock subject to options that are currently exercisable.
(9)	Includes: (1) 29,592 shares of restricted stock subject to vesting; and (2) 300,000 shares of Class B common stock subject to options that are currently exercisable.
(10)

Includes: (1) 4,660,927 shares of our Class A common stock held by MARRCH Investments, LLC; (2) 33,312 shares of restricted stock subject to vesting; (3) 750,652 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 16, 2016; (4) 5,000 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Horowitz; (5) 500,000 shares of Class A common stock which are pledged as security by MARRCH Investments, LLC in connection with a brokerage investment account agreement. Mr. Horowitz is the managing member of MARRCH Investments, LLC and, as such, may be deemed to exercise voting and investment power over the shares held by all of these entities.

(11)

Includes: (1) 112,500 shares of restricted stock subject to vesting; (2) 207,500 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 16, 2016, and (3) 12,400 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Kokich.

(12)

Includes: (1) 7,551 shares of restricted stock subject to vesting; and (2) 36,554 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 16, 2016.

(13)	Includes 225,000 shares of restricted stock subject to vesting.
(14)	Includes: (1) 33,674 shares of restricted stock subject to vesting; and (2) 40,000 shares of Class B common stock subject to options that are currently exercisable.
(15)

Includes an aggregate of: (1) 5,232,636 shares of our Class A common stock; (2) 4,678,530 shares of our Class B common stock (including 20,500 shares for which beneficial ownership has been disclaimed); and (3) 3,212,553 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 16, 2016.

PROPOSAL ONE—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors currently consists of seven (7) individuals, all of whom have been nominated for election at the annual meeting except for Mr. Horowitz. On March 23, 2016, Mr. Horowitz notified us of his decision not to stand for reelection to the Board at this year’s 2016 annual meeting of stockholders. His decision is not due to any disagreement with us or the Board. On March 23, 2016, the Board approved a reduction in the size of the Board from seven to six directors, effective immediately prior to this year’s 2016 annual meeting of stockholders. Directors are to be elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The names and the respective ages of the six (6) nominees as of March 16, 2016 are set forth below:

Name	Age	Position	Director Since
Dennis Cline(1)(2)	55	Director	May 2003
Anne Devereux-Mills(2)(3)	54	Director	October 2006
Nicolas Hanauer(2)	56	Vice Chairman of the Board of Directors	October 2007
Clark Kokich	64	Executive Chairman of the Board of Directors	February 2015
Ian Morris(1)(3)	47	Director	February 2015
M. Wayne Wisehart(1)(3)	70	Director	November 2008

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Compensation Committee.

Set forth below is a description of the business experience of each current director, including a discussion of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that those individuals should serve as our directors.

Dennis Cline. Mr. Cline has served as a member of our Board of Directors since May 2003. Since 2013, Mr. Cline has served on the board of advisors of Blackstratus, a provider of security information event management products and services. Previously, Mr. Cline served on the board of directors of TraceSecurity, a provider of cloud-based security solutions, from 2003 to 2015. From 2004 to 2006, Mr. Cline served as Chief Executive Officer and Executive Chairman of netForensics, a provider of security event information management. Prior to joining netForensics as its Chief Executive Officer, Mr. Cline was Managing Partner of DMC Investments, a firm he founded in 2000, which provides capital and consulting services to technology companies. From 1988 to 2000, Mr. Cline was the CEO of DirectWeb, a provider of computer hardware and Internet access for consumers. Prior to DirectWeb, Mr. Cline was a senior executive at Network Associates, a provider of computer security solutions. Mr. Cline received his J.D. from Rutgers School of Law and his B.A. from Rutgers University. Mr. Cline brings extensive governance, marketing, sales and broad management expertise to the board.

Anne Devereux-Mills. Ms. Devereux-Mills has served as a member of our Board of Directors since October 2006. With over 25 years of experience in the marketing and advertising industries, Ms. Devereux-Mills recently founded Parlay House, an organization that creates communities of connected women by providing engaging content and forums for conversation and empowerment. Ms. Devereux-Mills is also the Chief Strategy Officer at Lantern, a new company in the mental health space that will provide mobile-based guidance and support for people with mental health challenges including stress, anxiety, body image issues, sleep disorders and depression. Prior to these current roles, Ms. Devereux-Mills served as Chairman of LLNS, a division of Omnicom Group Inc. (NYSE: OMC) from May 2006 to April 2012 and served as Chief Executive Officer of LLNS from May 2006 to September 2010. LLNS is a leading healthcare communications agency. Prior to joining LLNS, from February 2003 to May 2006, Ms. Devereux-Mills was the Chief Integration Officer as well as Managing Director of all health-related assignments within BBDO New York, an advertising agency. Before joining BBDO New York, from April 2002 to February 2003, Ms. Devereux-Mills was President of Dugan Valva Contess, an independent communications agency. From January 1996 to April 2002, Ms. Devereux-Mills was President and Founder of Consumer Healthworks which then became Merkley Newman Harty Healthworks, one of the first agencies to specialize in direct-to-consumer advertising for healthcare brands. Ms. Devereux-Mills received a B.A. degree from Wellesley College. Ms. Devereux-Mills brings extensive marketing and advertising expertise to the board.

Nicolas Hanauer. Mr. Hanauer has served as Vice Chairman of our Board of Directors since October 2007. Mr. Hanauer is also Chairman of Pacific Coast Feather Company, a Seattle-based manufacturer of pillows and bedding, and a partner at Second Avenue Partners, a Seattle-based venture capital firm he co-founded in 2000. Mr. Hanauer founded aQuantive, Inc. (formerly Avenue A Media, Inc.), a leading global digital marketing company, in 1997 and served as its Chief Executive Officer from June 1998 to September 1999 and as Chairman of the Board from June 1998 until its acquisition by Microsoft in August 2007. In 1998, Mr. Hanauer co-founded Gear.com, an online sporting goods company, and served as its chairman until its merger with Overstock.com in 2001. In 1995, Mr. Hanauer became a founding investor in Amazon.com and served as a board advisor until 2000. Mr. Hanauer began his professional career at the Pacific Coast Feather Company where from 1990 to 2004 he held a number of executive positions, including Chief Executive Officer and Co-Chairman. Mr. Hanauer received a B.A. degree in Philosophy from the University of Washington. Mr. Hanauer brings extensive operational and industry expertise to the board as well as strategic planning.

Clark Kokich. Mr. Kokich has served as our Executive Chairman since February of 2015 and as our Chief Strategy Officer from September 2013 through February 2015. For the prior 14 years Mr. Kokich was an executive at Razorfish, a leading Seattle-based global consultancy in digital marketing and technology, serving most recently as chairman of the board. Prior to joining Razorfish, he was CEO of Calla Bay, Inc.; prior to that he was director of sales and marketing for a division of McCaw Cellular Communications. In his early career he spent 12 years in traditional advertising, including the position of executive vice president/managing director for Cole & Weber, a division of Ogilvy & Mather. He is a director of Acxiom, a marketing technology and services company, Rocket Fuel, Inc., an advertising technology company, and EMP (Experience Music Project), a museum in Seattle, and he serves on the board of trustees for Childhaven, a Seattle children’s charity. Mr. Kokich holds a bachelor’s degree in finance from the University of Oregon. Mr. Kokich brings extensive digital marketing and technology expertise to the board along with years of management experience.

Ian Morris. Mr. Morris has served as a member of our Board of Directors since February of 2015. Mr. Morris was previously the President of Market Leader, Inc., a wholly owned subsidiary of Trulia, from August 2013 to September 2014. Prior to Trulia’s acquisition of Market Leader, Mr. Morris served as Market Leader’s Chief Executive Officer since June 2003 and a director since April 2004. Mr. Morris joined Market Leader in June 2002 as Executive Vice President of Marketing and Business Development and served as Market Leader’s Chief Operating Officer from September 2002 to May 2003. From 1997 to 2002, Mr. Morris served in a variety of positions for MSN HomeAdvisor, the online real estate business of Microsoft Corporation, a software and technology company, including Director of Marketing, Group Manager, and General Manager. Mr. Morris holds a Master of Business Administration degree from Harvard Business School and a Bachelor of Science degree from Bryant College. Mr. Morris brings experience in business and technology innovation, as well as, investment strategy and strategic planning to the board.

M. Wayne Wisehart. Mr. Wisehart has served as a member of our Board of Directors since November 2008. From February 2010 to November 2010, Mr. Wisehart served as interim Chief Financial Officer for All Star Directories, a publisher of online and career school directories. Mr. Wisehart previously served as the Chief Financial Officer of aQuantive, Inc. (formerly Avenue A Media, Inc.), a leading global digital marketing company, which was acquired by Microsoft in August 2007. Prior to aQuantive, Mr. Wisehart served as Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, which was acquired by Alltel in August 2005. Mr. Wisehart also served as the Chief Financial Officer from 2000 to 2002 of iNNERHOST, Inc., a Web hosting service’s company, as President and Chief Executive Officer from 1999 to

2000 of TeleDirect International Inc., a company that provide customer interaction systems, and as the President and Chief Executive Officer from 1997 to 1998 of Price Communications Wireless. Mr. Wisehart also serves on the Board of Directors of EarthLink, Inc. and Centri Technology, Inc. Mr. Wisehart received a B.S. degree in Business from the University of Missouri-St. Louis. Mr. Wisehart brings extensive financial and accounting expertise to the board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors determined that, other than Mr. Horowitz and Mr. Kokich, each of the members of the board is an independent director in accordance with NASDAQ listing standards.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the board. Copies of these charters are available on our website at www.marchex.com. The Board of Directors held six meetings and took action by written consent on nine occasions during the fiscal year ended December 31, 2015. Each of the standing committees of the board held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board and committees of the board on which such director served during that period. We encourage director representation at our annual meetings of stockholders. Our Executive Chairman, Executive Director and Chair of our Audit Committee attended last year’s annual meeting.

The following table sets forth the three standing committees of the board, the members of each committee, the number of meetings held by each committee, and the number of committee actions taken by written consent during the 2015 fiscal period:

Name of Director	Audit	Compensation	Nominating and Governance
Dennis Cline	Member		Member
Anne Devereux-Mills		Member	Chair
Nicolas Hanauer			Member
Ian Morris	Member	Chair
M. Wayne Wisehart	Chair	Member
Number of Meetings	8	5	4
Action by Written Consent	3	10	1

During 2015, the following directors served on committees for portions of the year: Ms. Devereux Mills served on the Audit Committee through May 6, 2015 and Mr. Cline served on the Compensation Committee through May 6, 2015. Effective May 7, 2015, Mr. Morris was appointed to the Compensation Committee as the new Chair. Ms. Devereux-Mills was the prior Chair of the Compensation Committee. Effective May 7, 2015, Ms. Devereux-Mills was appointed the new Chair of the Nominating and Governance Committee, the prior Nominating and Governance Committee Chair was Mr. Hanauer.

Audit Committee

The Audit Committee is currently comprised of Messrs. Cline, Morris and Wisehart (Chair). Each of the members of the Audit Committee is independent for purposes of the NASDAQ listing standards as they apply to Audit Committee members. Messrs. Cline and Wisehart are Audit Committee financial experts, as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a charter that is available on our website at www.marchex.com. The functions of the Audit Committee include reviewing, with the Company’s independent registered public accounting firm, the scope and timing of the independent registered public accounting firm’s services, the independent registered public accounting firm’s report on the Company’s consolidated financial statements and internal control over financial reporting following completion of the Company’s audits, and the Company’s internal accounting and financial control policies and procedures, and making annual recommendations to the Board of Directors for the appointment of independent registered public accounting firm for the ensuing year. The Audit Committee held eight meetings and took action by written consent on three occasions during the fiscal year ended December 31, 2015. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal Two.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Morris (Chair) and Wisehart and Ms. Devereux-Mills. Each of the members of the Compensation Committee is independent for purposes of the NASDAQ listing standards. The Compensation Committee operates under a charter that is available on our website at www.marchex.com. The Compensation Committee held five meetings and took action by written consent on ten occasions during the fiscal year ended December 31, 2015.

The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, the Compensation Committee’s responsibilities include overseeing the Company’s general compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plan and employee stock purchase plan; reviewing and approving compensation procedures for the Company’s executive officers; recommending to the independent directors for approval the compensation of the Chief Executive Officer based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the Chief Executive Officer; and reviewing and recommending to the Board of Directors for approval the compensation of executive officers other than the Chief Executive Officer; reviewing and recommending to the Board of Directors employment, retention, restricted stock and severance agreements for executive officers, including change of control provisions, plans or agreements; reviewing the compensation of directors for service on the Board of Directors and its committees. Regarding most compensation matters, including executive and director compensation, the Company’s management provides recommendations to the Compensation Committee. The Compensation Committee has delegated its authority to grant equity and other awards under the Company’s stock incentive plan to eligible employees who are not executive officers to the Stock Option Grant Subcommittee within certain pre-approved limits. The Stock Option Grant Subcommittee currently consists of Messrs. Arends, Caldwell and Christothoulou and such committee regularly reports any grants made to the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Messrs. Cline and Hanauer and Ms. Devereux-Mills (Chair). Each of the members of the Nominating and Governance Committee is independent for purposes of the NASDAQ listing standards. The Nominating and Governance Committee operates under a charter that is available on our website at www.marchex.com. The Nominating and Governance Committee identifies individuals qualified to become board members, recommends to the board those persons to be nominated for election to our board at the annual meeting of stockholders, develops and recommends to the board a set of corporate governance principles applicable to the Company and oversees the annual evaluation of the board. The Nominating and Governance Committee held four meetings and took action by written consent on one occasion during the fiscal year ended December 31, 2015.

Nomination of Directors

The Nominating and Governance Committee may use third party executive search firms to help identify prospective director nominees. The Nominating and Governance Committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The Nominating and Governance Committee considers each candidate’s character, integrity, judgment, skills, background, experience of particular relevance to the Company, ability to work well with others and time available to devote to board activities, among other factors. The Nominating and Governance Committee also considers the interplay of a candidate’s background and expertise with that of other board members, and the extent to which a candidate may be a desirable addition to any committee of the board. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Nominating and Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Governance Committee does not assign specific weights to particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. The Nominating and Governance Committee believes that it is essential that the board members represent diverse viewpoints. The Nominating and Governance Committee’s goal is to assemble a board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected appropriate candidates, we present them to the full board for election if a vacancy occurs or is created by an increase in the size of the board during the course of the year, or for nomination if the director is to be first elected by stockholders.

Marchex stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names and appropriate supporting background and biographical information to: Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington 98101, Attention: General Counsel. The recommendation must include any relevant information, including the candidate’s name, home and business contact information, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years. Acceptance of a recommendation does not mean that the committee will ultimately nominate the recommended candidate.

Code of Conduct and Code of Ethics

The Company has adopted a code of conduct applicable to each of the Company’s officers, directors and employees, and a code of ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s senior financial officers, as contemplated by Section 406 of the Sarbanes-Oxley Act of 2002 and both codes are available on our website at www.marchex.com.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to ensure effective corporate governance which are available on our website at www.marchex.com.

Board Leadership Structure

The Board of Directors does not have a specific policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board. The Board of Directors is responsible for the control and direction of the Company.

The Board of Directors is comprised of independent members, as independence is defined under the NASDAQ Listing Standards, along with our Executive Chairman and our Executive Director. The leadership structure of the Company has varied over time as the demands of the business, the composition of the Board, and the ranks of our senior executives have changed, and the Board has utilized this flexibility to establish the most appropriate structure at any given time. From our inception, until February of 2015, we combined the roles of Chairman of the Board and Chief Executive Officer, but in February of 2015 we began to operate with an Executive Chairman of the Board separate from the Chief Executive Officer when Mr. Kokich became Executive Chairman and Mr. Christothoulou was named Chief Executive Officer at which time Mr. Horowitz transitioned from Chief Executive Officer to Executive Director. In addition, the independent directors on the board have appointed a Vice Chairman from the Board’s independent directors, currently Mr. Hanauer. The Vice Chairman presides over the executive sessions of the independent directors, chairs board meetings in the Executive Chair’s absence, and provides direction on agendas, schedules and materials for board meetings for the benefit of the independent directors.

Board’s Role in Risk Management

The Board of Directors, as a whole and also at the committee level, is responsible for oversight of our risk assessment and management process. Management is responsible for the Company’s day-to-day risk management activities. The Audit Committee periodically reviews risks and exposures associated with financial matters and financial reporting, the Compensation Committee oversees risks relating to compensation programs and policies, and the Nominating and Governance Committee oversees risks associated with Board and corporate governance matters. Furthermore, the Board of Directors periodically reviews risk management matters, including as part of its ongoing corporate strategy review, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

Board Effectiveness

The Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Executive Session

The corporate governance guidelines provide that the Company’s independent directors shall meet regularly (not less than two times per year) in executive session at which only the Company’s independent directors shall be present. The independent directors met in executive session four times during the fiscal year ended December 31, 2015.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2015, are or have been an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2015, none of the Company’s executive officers served on the Compensation Committee (or its equivalent) or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Communications with Directors

The Board of Directors provides a process for Marchex stockholders to send communications to the Board of Directors. Any stockholder who desires to contact the Board of Directors may do so by writing to: Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington 98101, Attention: Ethan Caldwell, Secretary. Communications received by mail will be screened by the Secretary for appropriateness before either forwarding to or notifying the members of the Board of Directors of receipt of a communication.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on Proxy Card)

The Board of Directors has reappointed the firm of KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the current fiscal year. Stockholder ratification of the selection of KPMG as Marchex’s independent registered public accounting firm is not required by Marchex’s bylaws, Delaware corporate law or otherwise. Notwithstanding the foregoing, the Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of KPMG as our independent registered public accounting firm, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2016 and will consider the appointment of another independent registered public accounting firm. KPMG was the independent registered public accounting firm for the year ended December 31, 2015. Representatives of KPMG are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders present at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

In addition to audit services, KPMG also provided certain non-audit services to Marchex in 2014 and 2015. The terms of Marchex’s engagement with KPMG provide for alternative dispute resolution procedures, exclude the award of punitive damages and contain certain other limitations.

Accounting Fees and Services

During fiscal years 2014 and 2015, we retained KPMG to provide professional services in the following categories and amounts:

Fee Category	2014	2015
Audit Fees	$1,134,000	$962,000
Tax Fees	132,000	88,000

Total Fees	$1,266,000	$1,050,000

“Tax fees” consist of fees for professional services for tax return preparation and consultation on matters related to, state and local tax considerations and tax credits.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG and has concluded that it is.

The Audit Committee pre-approved 100% of the 2014 and the 2015 KPMG services and fees above pursuant to the pre-approval policy described below.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Registered Public Accounting Firm

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined above, subject to the budget for each category. The Audit Committee’s charter delegates to its chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We reviewed Marchex’s audited financial statements for the fiscal year ended December 31, 2015 and discussed these financial statements with Marchex’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Marchex’s management is responsible for Marchex’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Marchex’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of Marchex’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report on those financial statements and issuing a report on the effectiveness of Marchex’s internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with KPMG the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and PCAOB Standard No. 16, Communications with Audit Committees.

KPMG provided us with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This rule requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. In addition to engaging in this discussion with KPMG regarding its independence, we also considered whether KPMG’s provision of other, non-audit related services to Marchex is compatible with maintaining KPMG’s independence.

Based on our discussions with management and KPMG, and our review of information provided by management and KPMG, we recommended to the Marchex Board of Directors that the audited financial statements be included in Marchex’s Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted,

THE AUDIT COMMITTEE

Dennis Cline

Ian Morris

M. Wayne Wisehart, Chair

ADDITIONAL INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

Our executive officers, and their respective ages, as of March 16, 2016, are as follows:

Name	Age	Position(s)
Michael Arends	45	Chief Financial Officer
Ethan Caldwell	47	Chief Administrative Officer, General Counsel and Secretary
Peter Christothoulou	44	Chief Executive Officer
Russell C. Horowitz	49	Executive Director of the Board of Directors
Clark Kokich	64	Executive Chairman of the Board of Directors
Gary Nafus	42	Chief Revenue Officer

Biographical information for Clark Kokich who also serves as a director is set forth above (See “Proposal One—Election of Directors”). Biographical information for all other executive officers is set forth below.

Michael Arends. Mr. Arends has served as our Chief Financial Officer since May 2003. Prior to joining Marchex, Mr. Arends held various positions at KPMG since 1992, most recently as a Partner in KPMG’s Pacific Northwest Information, Communications and Entertainment assurance practice. Mr. Arends is a Certified Public Accountant and a Chartered Accountant and received a Bachelor of Commerce degree from the University of Alberta.

Ethan Caldwell. Mr. Caldwell is a founder of our Company and has served as our Chief Administrative Officer, General Counsel and Secretary since our inception in January 2003. Mr. Caldwell was previously Senior Vice President, General Counsel and Corporate Secretary of Go2Net, from November 1996, until its merger with InfoSpace through December 2000. Mr. Caldwell received his J.D. from the University of Maryland and his B.A. in Political Science from Occidental College.

Peter Christothoulou. Mr. Christothoulou is a founder of our Company and has served as our Chief Executive Officer since February 2015. Prior to serving as our Chief Executive Officer, Mr. Christothoulou served as our President since December 2011, as our Chief Operating Officer from March 2009 until December 2011 and as our Chief Strategy Officer from our inception in January 2003 through March 2009. Mr. Christothoulou was previously the Senior Vice President of Strategic Initiatives for Go2Net, focused on strategic acquisitions and investments, from January 2000 until its merger with InfoSpace in October 2000, at which time he served as the Senior Vice President of Corporate Strategy and Development of the combined company through the merger integration process until January 2001. Prior to Go2Net, Mr. Christothoulou was a Vice President in the Investment Banking Group of U.S. Bancorp Piper Jaffray, focused primarily on merger and acquisition advisory services for technology companies, and was with the investment banking firm from 1996 until January 2000.

Russell C. Horowitz. Mr. Horowitz is a founder of our Company and has served as the Executive Director of our Board of Directors since February 2015. Previous to that, Mr. Horowitz served as the Chairman of our Board of Directors, Chief Executive Officer and Treasurer since our inception in January 2003. Mr. Horowitz was previously a founder of Go2Net, a provider of online services to merchants and consumers, including merchant Web hosting, online payment authorization technology, and Web search and directory services. He served as its Chairman and Chief Executive Officer from its inception in February 1996 until its merger with InfoSpace in October 2000, at which time Mr. Horowitz served as the Vice Chairman and President of the combined company through the merger integration process. Additionally, Mr. Horowitz served as the Chief Financial Officer of Go2Net from its inception until May 2000. Prior to Go2Net, Mr. Horowitz served as the Chief Executive Officer and a director of Xanthus Management, LLC, the general partner of Xanthus Capital, a merchant bank focused on investments in early-stage companies, and was a founder and Chief Financial Officer of Active Apparel Group, now Everlast Worldwide. Mr. Horowitz received a B.A. in Economics from Columbia College of Columbia University.

Gary Nafus. Mr. Nafus has served as our Chief Revenue Officer since September of 2015. Mr. Nafus was previously Managing Director, Americas of Kenshoo from March 2013 until August 2015. Prior to Kenshoo, Mr. Nafus was Vice President of Sales at Oracle Corporation from January 2005 until March 2013. Mr. Nafus served as Regional Sales Director at PeopleSoft from July 2003 until January 2015. From June 1998 until July 2003, Mr. Nafus served as Account Executive at J.D. Edwards. Mr. Nafus holds a Master of Business Administration in Finance from University of Denver and a Bachelor of Arts in Marketing from Texas Christian University.

Compensation Discussion and Analysis

The Role of Stockholder Say-on-Pay Votes

In May 2014, we held a stockholder advisory vote to approve the compensation of our named executive officers (the “say-on-pay proposal”). Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 99% of stockholder votes cast in favor of the say-on-pay proposal. The Compensation Committee believes this affirms the stockholders’ support of our approach to executive compensation, and did not change its approach in 2015.

The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers.

Overview

Our “named executive officers”, or “NEOs”, are:

•	Michael Arends, our Chief Financial Officer;

•	Ethan Caldwell, our Chief Administrative Officer, General Counsel and Secretary;

•	Peter Christothoulou, our Chief Executive Officer;

•	Clark Kokich, Executive Chairman of the Board of Directors;

•	Gary Nafus, our Chief Revenue Officer; and

•	Michael Miller, our Senior Vice President of Finance, Corporate Controller and former Principal Accounting Officer who ceased serving as an executive officer of the Company in May of 2015.

You can find detailed information regarding the compensation we paid to our NEOs in the tables that begin on page 24. Our executive compensation programs are intended to serve two related goals:

•

Long-Term Retention of our Strong Management Team. We believe that our continued success depends on our ability to retain our experienced, complementary and dedicated management team. Although we always consider the ultimate interest of our stockholders in setting NEO compensation, we also must acknowledge that our executives face many career options and we therefore must provide strong incentives for them to continue to participate in our growth.

•

Long-Term Growth in Stockholder Value. We believe that management compensation packages should reflect as much as possible the risk and opportunity experienced by our stockholders. As a result, we strongly emphasize performance-based compensation arrangements which reward NEOs for contributions to our long-term growth and overall corporate success.

We believe that this long-term focus will appropriately reward our management team for performance that will most benefit our Company and stockholders. We think that a focus on shorter-term results could inappropriately over- or under-compensate our executives due to short-term fluctuations that do not as accurately reflect our corporate growth and the corresponding benefit to our stockholders.

Our “long-term” emphasis results in NEO compensation packages that are weighted significantly towards long-term equity grants, with a relatively low proportion of NEO compensation derived from cash salaries. Cash bonuses to our NEOs are paid only under our annual incentive plan, which ties such bonus payments directly to our annual corporate performance.

The Compensation Committee is responsible for setting the compensation and benefits for our chief executive officer and our other executive officers, to determine distributions and grants of awards under our various stock and other incentive plans and to assume responsibility for all matters related to the foregoing. Meetings of the Compensation Committee are called by the chair of the committee and the chair sets the agenda for each committee meeting. In performing its responsibilities, the Compensation Committee typically invites, for all or a portion of each meeting, our chief executive officer and other members of management to its meetings. Our chief executive officer meets with the Compensation Committee on an ongoing basis to discuss the objectives and performance of Marchex’s NEOs. For compensation decisions relating to our executive officers, the Compensation Committee considers recommendations from our chief executive officer, our general counsel, our chief financial officer and our vice president of people services, who utilize various industry compensation surveys as part of our company wide annual compensation review process. After receipt and discussion of such recommendations with our chief executive officer, the Compensation Committee meets without our chief executive officer to ultimately determine the compensation packages for each of our executive officers. Our chief executive officer does not participate in deliberations regarding his own compensation.

Role of a Compensation Consultant

The duties of any compensation consultant we engage are generally to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program and assist our chief executive officer in developing compensation recommendations to present to the Compensation Committee for the executive officers other than himself. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. The compensation consultant does not make specific recommendations on individual amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation.

In February 2016, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. The Compensation Committee conducted an assessment of Pearl Meyer’s independence relative to standards prescribed by the SEC and determined that no conflicts existed. Historically, the Company has not used a compensation consultant for executive compensation matters.

NEO Compensation for 2015

Our Compensation Committee in reviewing our executive compensation packages assesses salary, salary history, the number and value of shares owned by our executives, prior equity grants and vesting and exercise history. The Compensation Committee also considers data regarding compensation paid at public media, internet and technology-based companies of comparable size to our Company and which could compete for the services of our NEOs. Although the compensation practices of our competitors instruct our review, we use that data only to gain perspective and do not “benchmark” our compensation to any particular level. The Compensation Committee consults with outside counsel in its review but for 2015 did not engage a compensation consultant.

Competitive Positioning

To date, the Compensation Committee periodically reviews competitive data regarding compensation at various comparable peer companies. We do not benchmark compensation levels to fall within specific ranges compared to selected peer groups in our industry. We use the information developed by management and outside counsel using proxy data for peer group companies to gain a general understanding of current compensation practices. In this regard, in January of 2016, the Company provided Institutional Shareholder Services Inc. with the below suggested list of peer group companies for its reference:

1. Acxiom	11. New Relic
2. Bankrate	12. Neustar
3. Bazaarvoice, Inc.	13. Nielsen Holdings PLC
4. comScore, Inc.	14. Rubicon Project
5. Constant Contact	15. Shutterstock
6. Criteo	16. Tableau Software
7. Limelight Networks, Inc.	17. Tech Target, Inc.
8. LivePerson, Inc.	18. Web.com
9. Marketo	19. XO Group, Inc.
10. MicroStrategy	20. Yelp

Base Salary

The 2015 salaries shown in the Summary Compensation Table on page 24 were set by our Compensation Committee based on the compensation review discussed above, as well as a consideration of each NEO’s total compensation package including prior equity grants, exercise history, and existing stock ownership. Base salaries are a necessary part of our compensation program and provide executives with a fixed portion of pay that is not performance-based. Our goal is to provide competitive base pay levels. Historically, the Compensation Committee considered our desire to maintain cash remuneration as a relatively small portion of overall compensation. In addition, the Compensation Committee considered each NEO’s skills, experience, level of responsibility, performance and contribution to our Company. The Compensation Committee also took into account in conjunction with the NEO’s specific areas of responsibilities and objectives, each NEO’s contribution to the Company’s overall success as a member of the management team. The Compensation Committee considers the relative compensation levels among all the members of the management team to ensure the Company’s executive compensation programs are internally consistent and equitable. All salaries are reviewed at least annually and subject to future adjustment by the Compensation Committee. On December 4, 2014, the Compensation Committee, pursuant to its review of annual compensation for executive officers, determined to keep NEO salaries at the 2014 base salary levels for the 2015 fiscal period. Mr. Miller’s salary was separately increased following the change in his position to a non-executive officer of the Company in May of 2015 from $192,500 to $210,000 in connection with his annual performance review.

Equity Compensation

All of our employees and directors are eligible to receive options, shares of restricted stock, and/or restricted stock units under our 2012 Stock Incentive Plan (the “2012 Stock Plan”).

The Compensation Committee does not automatically grant equity to NEOs every year. The Compensation Committee take into account the various factors outlined in the discussion of Base Salary above as well as the Company’s financial performance and its impact on stockholder value and also analyzes existing NEO equity holdings and prior equity awards to take into account whether additional grants are appropriate and necessary to recalibrate the cash-equity balance of NEO compensation packages.

The Compensation Committee did not grant any equity or option awards during the year ended December 31, 2015 to our NEOs under the 2012 Stock Plan, except for (i) a restricted stock award to Mr. Kokich in connection with his appointment to the Board of Directors as Executive Chairman in February of 2015, (ii) an option award to Mr. Miller in May of 2015, and (iii) an option and restricted stock award to Mr. Nafus in connection with his appointment as Chief Revenue Officer in September of 2015.

The Compensation Committee determined to accelerate vesting in full of all Marchex equity (including any and all options, shares of restricted stock and restricted stock units) held by Mr. Arends as of February 25, 2015 in connection with Mr. Horowitz’s transition from Chief Executive Officer to Executive Director.

Most equity awards for employees are tied to their annual performance reviews and are generally granted following the release of our third or fourth quarter financial results. We may occasionally make employee grants outside of that review process; such awards typically are granted as of the date the grant is approved. All new-hire awards have a grant date set to correspond to the date of hire. All options have an exercise price set at the closing market price of our Class B common stock on the grant date.

Annual Incentive Plan

The Compensation Committee originally adopted our annual incentive plan in 2006 and as amended to date (the “Incentive Plan”) to motivate and reward key employees for enabling our Company to achieve specified corporate objectives together, to increase the competitiveness of our management compensation packages without increasing our fixed costs, and to align management compensation with key measures of our financial performance.

The Compensation Committee in its discretion determines the maximum amount available for award, in the aggregate, to all plan participants in light of the number of participants and the Company’s resources. The Compensation Committee also determines the participants in the pool. Eligibility determinations are based upon the Compensation Committee’s assessment of the importance of a participant’s role, together with such participant’s overall cash and equity compensation level. Finally, the Compensation Committee determines the measures of performance on which bonus awards are based, using any of the following as it determines in its sole discretion:

•	revenues;

•	pre-tax income;

•	adjusted operating income before amortization;

•	operating income before amortization;

•	operating income;

•	net earnings;

•	net income;

•	cash flow or funds from operations;

•	adjusted earnings per share;

•	earnings per share;

•	appreciation in the fair market value of our stock;

•	cost reduction or savings;

•	implementation of critical processes or projects; or

•	adjusted earnings before interest, taxes, depreciation and amortization, or adjusted earnings before any of them.

The Compensation Committee determined that for the 2015 fiscal period, a maximum of up to $1,264,000 would be available for award, in the aggregate, to all plan participants. The participants for the 2015 fiscal period were Mr. Arends, Mr. Caldwell and Mr. Christothoulou, and the target bonuses were 100% of the aggregate group base salary and were based on achieving specified revenue and adjusted OIBA (operating income before amortization) targets for the 2015 fiscal period as follows:

If Revenue or Adjusted OIBA achievement is:	Bonus Payout % of base salary
<90%	0%
90 – 94.9%	35%
95 – 99.9%	60%
100 – 104.9%	100%
105 – 109.9%	135%
>110%	160%

Bonuses for 2015 were based one third on attaining the revenue target and two thirds on attaining the adjusted OIBA target.

The Compensation Committee elected to use these revenue and adjusted OIBA targets because it believes that such targets most accurately reflect our growth and improvements in our corporate performance without the impact of certain non-cash and non-recurring expenses which the Company does not regard as ongoing costs of doing business. The Compensation Committee set a range of specific revenue and adjusted OIBA targets based on a review of our actual revenue and adjusted OIBA for the fiscal year ended December 31, 2014 and our budgeted revenue and adjusted OIBA for the 2015 fiscal year. At the low end of the range, the targets were intended to be difficult but realistic given our expectations regarding corporate performance. The high end of the range, intended to reflect “optimum” Company performance, were set significantly higher than our projected financial results and were considered “stretch” goals.

The Compensation Committee also has absolute discretion to award no bonuses at all even if the highest target is achieved. It is our intention that any such bonus payments would still constitute a relatively small percentage of our NEO compensation so that the bulk of their compensation package will remain dependent on our long-term growth. For 2015, the Compensation Committee awarded bonuses under the Incentive Plan in the aggregate amount of $421,332. The Compensation Committee separately awarded Mr. Nafus a pro-rated annual performance bonus of $104,000 with respect to the 2015 fiscal period. Mr. Miller was separately awarded bonuses including subsequent to the change in his position to a non-executive officer of the Company in May of 2015 of $83,000 based on his performance during 2015.

Retention Agreements

We have entered into retention agreements with each of Messrs. Arends, Caldwell and Christothoulou. In addition, the majority of our outstanding equity grants held by our executive officers will vest in full immediately upon any change of control. These arrangements are described on pages 30-33.

We believe it is appropriate to have these arrangements in place to promote our goal of the long-term retention of our management team. The Compensation Committee took into account the retention practices of our competitors in establishing the terms of such retention agreements.

Risk Assessment of Compensation Policies and Practices

We believe our compensation policies and practices do not motivate imprudent risk taking. In this regard, we note the following: (i) our annual incentive compensation is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals; (ii) we do not offer short-term incentives that might drive high-risk investments at the expense of long-term Company value; and (iii) our compensation programs are weighted towards offering long-term incentives that reward sustainable performance, especially when considering our executive share ownership. Accordingly, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee consists of Ian Morris (Chairman), Anne Devereux-Mills and M. Wayne Wisehart. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Anne Devereux-Mills

Ian Morris, Chair

M. Wayne Wisehart

Summary Compensation Table(1)(2)

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2013, 2014 and 2015, as applicable, by our NEOs, who are our chief executive officer, our chief financial officer, our three other most highly compensated executive officers:

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Compensation ($)(5)	Total ($)
Michael Arends	2015		280,000	—	—	—	140,444	420,444
Chief Financial Officer	2014		277,500	—	—	—	230,771	508,271
	2013		275,000	—	1,511,550	694,925	191,479	2,672,954

Ethan Caldwell	2015		255,000	—	—	—	140,444	395,444
Chief Administrative Officer, General Counsel and Secretary	2014		250,000	—	—	—	230,771	480,771
	2013		245,000	—	655,125	369,938	191,479	1,461,542

Peter Christothoulou	2015		255,000	—	—	—	140,444	395,444
Chief Executive Officer	2014		250,000	—	—	—	230,771	480,771
	2013		245,000	—	939,013	831,444	191,479	2,206,936

Clark Kokich	2015	(6)	54,117	—	592,500	—	—	646,617
Executive Chairman of the Board of Directors

Gary Nafus	2015	(7)	88,636	104,000	897,750	618,750	—	1,709,136
Chief Revenue Officer

Former Executive Officer:
Michael Miller(8)	2015		202,708	83,000	—	151,450	—	437,158
Senior Vice President Finance, Corporate Controller	2014		192,500	71,250	298,620	125,100	—	687,470
	2013		188,125	60,500	94,275	35,100	—	378,000

(1)

Includes only those columns relating to compensation awarded to, earned by or paid to the NEOs in 2013, 2014 and 2015 except with respect to Messrs. Kokich and Nafus who were not NEO’s in 2013 and 2014.

(2)	The total value of all perquisites and personal benefits of each NEO falls below the reportable amount for disclosure within this table.
(3)

These amounts do not reflect whether the NEO has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award). Amounts represent the aggregate grant date fair value of restricted stock and restricted stock unit awards each year computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The fair value of the shares underlying the restricted stock that vest based on satisfaction of certain service and market conditions is estimated using the binomial lattice model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of each stock award, refer to Note 6 to the consolidated financial statements contained in our 2015 Annual Report on Form 10-K filed on March 7, 2016.

(4)

These amounts do not reflect whether the NEO has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Amounts represent the aggregate grant date fair value of option awards each year computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The fair value of the shares underlying the option awards that vest based on time is estimated using the Black-Scholes option pricing model. The fair value of the shares underlying the option awards that vest based on satisfaction of certain service and market conditions is estimated using the binomial lattice model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of each stock award, refer to Note 6 to the consolidated financial statements contained in our 2015 Annual Report on Form 10-K filed on March 7, 2016.

(5)	Amounts represent awards to our NEOs under our annual incentive plan. See our discussion of our annual incentive plan on pages 21-22 for a description of that plan.

(6)	Mr. Kokich joined Marchex’s Board of Directors in February 2015 as Executive Chairman. Mr. Kokich previously served as Marchex’s Chief Strategy Officer.
(7)

Mr. Nafus joined us as Marchex’s Chief Revenue Officer in September 2015. During 2015, Mr. Nafus did not participate in Marchex’s annual incentive plan but received a prorated annual performance bonus which was earned in 2015 but paid in 2016.

(8)	In May of 2015, Mr. Miller ceased serving as an executive officer.

Grants of Plan-Based Awards(1)

The following table sets forth certain information with respect to plan-based awards granted during the fiscal year ended December 31, 2015 to our NEOs:

					Equity Grants			Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)
Name		Threshold	Target	Maximum
Michael Arends
Annual Incentive Plan	1/1/2015	$39,500	$263,333	$412,333	—	—	—	—

Ethan Caldwell
Annual Incentive Plan	1/1/2015	$39,500	$263,333	$412,333	—	—	—	—

Peter Christothoulou
Annual Incentive Plan	1/1/2015	$39,500	$263,333	$412,333	—	—	—	—

Clark Kokich
Restricted Stock	2/25/2015	—	—	—	150,000	—	—	592,500

Gary Nafus
Stock Options	9/15/2015	—	—	—	—	275,000	4.00	618,750
Restricted Stock	9/15/2015	—	—	—	225,000	—	—	897,750

Former Executive Officer:
Michael Miller(4)
Stock Options	5/29/2015	—	—	—	—	65,000	4.86	151,450

(1)	Includes only those columns related to plan based awards granted during 2015. All other columns have been omitted.
(2)

The minimum amount is 5% of the aggregate group base salary, which is the minimum amount if only the revenue target is achieved. The target amount is based on 100% of the aggregate group base salary if the revenue and adjusted OIBA targets are met and the maximum amount is 160% of the aggregate group base salary if the revenue and adjusted OIBA targets are met. The actual amount awarded has been disclosed in the Summary Compensation Table on page 24 under “Non-Equity Incentive Plan Compensation.”

(3)

These amounts represent the aggregate grant date fair value in accordance with FASB ACS Topic 718, excluding the effect of estimated forfeitures. These amounts do not reflect whether the NEO has actually realized or will realize a financial benefit from the awards (such as by vesting in restricted stock or exercising a stock option). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of each stock award, refer to Note 6 to the consolidated financial statements contained in our 2015 Annual Report on Form 10-K filed on March 7, 2016.

(4)	In May of 2015, Mr. Miller ceased serving as an executive officer.

Outstanding Equity Awards at 2015 Fiscal Year-End(1)

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2015. Certain option and stock awards provide for accelerated vesting in full upon a change of control. For more information on these acceleration provisions, please refer to pages 28-33.

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael Arends
Stock Options	1/5/2006		100,000	—	22.76	1/5/2016	—	—
Stock Options	8/12/2009		21,601	—	4.63	8/12/2019	—	—
Stock Options	5/11/2010		13,167	—	4.89	5/11/2020	—	—
Stock Options	12/20/2010		98,000	—	8.77	12/20/2020	—	—
Stock Options	12/20/2011	(8)	100,000	—	6.35	12/20/2021	—	—
Stock Options	12/20/2012	(8)	70,090	—	4.41	12/20/2022	—	—
Stock Options	12/20/2013	(8)	140,000	—	8.94	12/20/2023	—	—

Ethan Caldwell
Stock Options	8/12/2009		100,000	—	4.63	8/12/2019	—	—
Stock Options	5/11/2010		76,500	—	4.89	5/11/2020	—	—
Stock Options	12/20/2010		62,000	—	8.77	12/20/2020	—	—
Stock Options	12/20/2011		70,000	—	6.35	12/20/2021	—	—
Stock Options	12/20/2012	(3)	31,500	10,500	4.41	12/20/2022	—	—
Stock Options	12/20/2012	(5)	43,000	—	4.41	12/20/2022	—	—
Restricted Stock	12/20/2012	(4)	—	—	—	—	10,500	40,845
Stock Options	12/20/2013	(3)	18,750	18,750	8.94	12/20/2023	—	—
Stock Options	12/20/2013	(5)	37,500	—	8.94	12/20/2023	—	—
Restricted Stock	12/20/2013	(4)	—	—	—	—	18,750	72,938

Peter Christothoulou
Stock Options	8/12/2009		150,000	—	4.63	8/12/2019	—	—
Stock Options	5/11/2010		154,500	—	4.89	5/11/2020	—	—
Stock Options	12/20/2010		119,000	—	8.77	12/20/2020	—	—
Stock Options	12/20/2011	(3)	125,000	—	6.35	12/20/2021	—	—
Stock Options	12/20/2011		72,000	—	6.35	12/20/2021	—	—
Stock Options	12/20/2012	(3)	39,937	13,313	4.41	12/20/2022	—	—
Stock Options	12/20/2012	(5)	54,250	—	4.41	12/20/2022	—	—
Restricted Stock	12/20/2012	(4)	—	—	—	—	13,312	51,784
Stock Options	12/20/2013	(3)	56,874	56,876	8.94	12/20/2023	—	—
Stock Options	12/20/2013	(5)	53,750	—	8.94	12/20/2023	—	—
Restricted Stock	12/20/2013	(4)	—	—	—	—	26,875	104,544

Clark Kokich
Stock Options	8/24/2011		20,000	—	9.51	8/24/2021	—	—
Stock Options	9/16/2013	(3)	168,750	131,250	7.16	9/16/2023	—	—
Restricted Stock	2/25/2015	(6)	—	—	—	—	150,000	583,500

Gary Nafus
Stock Options	9/15/2015	(3)	—	275,000	4.00	9/15/2025	—	—
Restricted Stock	9/15/2015	(4)	—	—	—	—	225,000	875,250

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Former Executive Officer:
Michael Miller(9)
Stock Options	1/3/2011		50,000		9.94	1/3/2021	—
Restricted Stock	1/3/2011	(4)	—	—		—	4,250	16,533
Stock Options	12/20/2011		25,000		6.35	12/20/2021	—
Restricted Stock	12/20/2011	(4)	—	—		—	1,875	7,294
Stock Options	4/2/2013	(3)	14,062	8,438	4.20	4/2/2023	—
Restricted Stock	4/2/2013	(4)	—	—		—	11,250	43,763
Stock Options	4/4/2014	(3)	11,249	18,751	10.15	4/4/2024	—
Restricted Stock Units	4/4/2014	(7)	—	—		—	22,500	87,525
Stock Options	5/29/2015	(3)	—	65,000	4.86	5/29/2025

(1)	Includes only those columns for which there are outstanding equity awards at December 31, 2015. All other columns have been omitted.
(2)

The market value of unvested stock awards is calculated by multiplying the number of unvested stock awards held by the applicable NEO by the closing price of our Class B common stock on December 31, 2015 of $3.89, as reported on the NASDAQ Global Select Market.

(3)

The option vests at the rate of 25% on the first anniversary of the grant date and 1/12 of the remainder vests quarterly thereafter in equal increments and with vesting in full of all such option shares in the event of a change of control (vesting 50% of unvested awards on the 4/2/2013, 4/4/2014, and 5/29/2015 grants in the case of Mr. Miller).

(4)

The shares of restricted stock vests at the rate of 25% on each of the first, second, third, and fourth anniversaries, respectively, of the grant date with vesting in full upon a change of control (in the case of Mr. Miller, vesting on 50% of unvested awards on the 4/2/2013 grant upon a change of control and the remaining vests of 1/3/2011 and 12/20/2011 grants were modified in December 2014 to vest on 1/3/2016).

(5)	The options become exercisable based upon satisfaction of certain service and market conditions. As of December 31, 2015, all tranches had satisfied certain service and market conditions.
(6)

The restricted stock vests at the rate of 25% on the first anniversary of the grant date and 1/12 of the remainder vest quarterly thereafter in equal increments and with vesting in full of all such restricted stock upon a change of control.

(7)

The restricted stock units entitle the holder the right to receive one share of our Class B common stock upon vest at the rate of 25% on each of the first, second, third, and fourth anniversaries, respectively, of the grant date with vesting on 50% of the unvested awards in the event of a change of control.

(8)

Mr. Arends’ option shares unvested at December 31, 2014 were accelerated in full as of February 25, 2015 in connection with Mr. Horowitz’s transition from Chief Executive Officer to Executive Director.

(9)	In May of 2015, Mr. Miller ceased serving as an executive officer.

Option Exercises and Stock Vested During 2015

The following table sets forth certain information concerning option exercises by our NEOs and vesting of our common stock held by them during the fiscal year ended December 31, 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael Arends(3)	—	—	108,375	429,165
Ethan Caldwell	—	—	66,125	269,364
Peter Christothoulou	—	—	110,024	440,616

Former Executive Officer:
Michael Miller(4)	—	—	15,000	63,675

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated based on the closing sales price of the underlying stock on the NASDAQ Global Select Market on the vesting date.
(3)

Our Compensation Committee determined to accelerate vesting in full of all Marchex equity (including any and all options and shares of restricted stock) held by Mr. Arends as of February 25, 2015 in connection with Mr. Horowitz’s transition from Chief Executive Officer to Executive Director.

(4)	In May of 2015, Mr. Miller ceased serving as an executive officer.

Potential Payments upon Termination or Change of Control

Employment Contracts with NEOs

We have entered into an Executive Employment Agreement with Michael Arends, our Chief Financial Officer, effective as of May 1, 2003 which provides that in the event that either: (1) Russell C. Horowitz ceases to be a Marchex employee for any reason; or (2) a change of control occurs while Mr. Arends is employed by Marchex, all options or other equity awards held by Mr. Arends with respect to our Class B common stock shall become fully vested. For purposes of this provision, a change of control occurs if one person or entity acquires control of 50% or more of our common stock entitled to vote for directors, but does not occur as a result of an acquisition by Marchex or any corporation controlled by Marchex. Our Compensation Committee determined to accelerate vesting in full of all Marchex equity (including any and all options and shares of restricted stock) held by Mr. Arends as of February 25, 2015 in connection with Mr. Horowitz’s transition from Chief Executive Officer to Executive Director.

Mr. Arends is also entitled to receive the following termination benefits in the event of termination by the Company without cause, Mr. Arends’ death or disability, or Mr. Arends’ resignation for good reason following the expiration of the applicable cure period: (1) full vesting of stock options, and (2) if Mr. Arends ceases to be an employee within the first three years of his employment, he shall receive 25% of his then current annual salary and for each additional year after three full years of employment, he shall receive an additional amount equal to 1/12 of his then current annual salary up to a maximum amount equal to his then current annual salary.

Restricted Stock and Restricted Stock Units Agreements

On December 20, 2012, we granted an aggregate of 400,000 shares of restricted stock under our 2003 Stock Plan to certain of our NEOs pursuant to a review by our Compensation Committee of equity incentives for NEOs. These awards are subject to certain conditions on vesting, but will vest in full upon the occurrence of both (a) a change of control, (b) followed by (i) a termination without cause of the executive officer’s employment by the Company or any successor thereto, (ii) a diminution in duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the change of control. In the event that any portion of these awards which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On April 2, 2013 and December 20, 2013, we granted an aggregate of 370,000 shares of restricted stock under our 2012 Stock Plan to certain of our NEOs pursuant to a review by our Compensation Committee of equity incentives for NEOs. These awards are subject to certain conditions on vesting, but will vest in full (50% of such unvested awards in the case of Mr. Miller) upon the occurrence of both (a) a change of control, (b) followed, except in the case of Mr. Miller, by (i) a termination without cause of the executive officer’s employment by the Company or any successor thereto, (ii) a diminution in duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the change of control. Except for the awards granted to Mr. Miller, in the event that any portion of these awards which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On April 4, 2014, we granted 30,000 restricted stock units under our 2012 Stock Plan to Mr. Miller pursuant to a review by our Compensation Committee of equity incentives for certain NEOs. These restricted stock units are subject to certain conditions on vesting and 50% will vest upon the occurrence of a change of control.

On February 25, 2015, in connection with his appointment to the Board of Directors as Executive Chairman, we granted Mr. Kokich 150,000 shares of restricted stock under our 2012 Stock Plan with 25% of the total shares of restricted stock vesting on the first anniversary of the grant date and the remainder vesting quarterly thereafter over the next 3 year period in equal increments of 6.25% of the aggregate amount of such shares. The award will vest in full upon the occurrence of both (x) a change in control, (y) followed by the earliest to occur of (i) a termination of Mr. Kokich’s service without cause by the Company or any successor thereto, (ii) a diminution in duties, or (iii) the 12 month anniversary of the occurrence of the change in control so long as Mr. Kokich’s service with the Company is continuous from the grant date through such date.

On September 15, 2015, in connection with his appointment as Chief Revenue Officer of the Company, we granted Mr. Nafus 225,000 shares of restricted stock under our 2012 Stock Plan with 25% of the total shares of restricted stock vesting on the first, second, third and fourth annual anniversaries of the grant date. The award will vest in full upon the occurrence of both (x) a change in control, (y) followed by the earliest to occur of: (i) a termination of Mr. Nafus’ service without cause by the Company or any successor thereto, (ii) a diminution in duties, or (iii) the 12 month anniversary of the occurrence of the change in control so long as Mr. Nafus’ service with the Company or any successor thereto is continuous from the grant date through such date.

Option Agreements

On December 20, 2012, we granted an aggregate of 400,000 options under our 2003 Stock Plan to certain of our NEOs pursuant to a review by our Compensation Committee of equity incentives for NEOs. These options are subject to certain conditions on vesting, but will vest in full upon the occurrence of both (a) a change of control, (b) followed by (i) a termination without cause of the executive officer’s employment by the Company or any successor thereto, (ii) a diminution in duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the change of control. In the event that any portion of these options which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On April 2, 2013 and December 20, 2013, we granted an aggregate of 480,000 options under our 2012 Stock Plan to certain of our NEOs pursuant to a review by our Compensation Committee of equity incentives for

NEOs. These options are subject to certain conditions on vesting, but will vest in full (50% of such unvested options in the case of Mr. Miller) upon the occurrence of both (a) a change of control, (b) followed by, except in the case of Mr. Miller, (i) a termination without cause of the executive officer’s employment by the Company or any successor thereto, (ii) a diminution in duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the change of control. Except for the awards granted to Mr. Miller, in the event that any portion of these options which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On September 16, 2013, in connection with his appointment as Chief Strategy Officer of the Company, we granted Mr. Kokich 300,000 options under our 2012 Stock Plan with 25% of the total option shares vesting on the first anniversary of the grant date and the remainder vesting quarterly thereafter over the next 3 year period in equal increments of 6.25% of the aggregate amount of such shares.

On April 4, 2014, we granted 30,000 options under our 2012 Stock Plan to Mr. Miller pursuant to a review by our Compensation Committee of equity incentives for certain NEOs. These options are subject to certain conditions on vesting and 50% will vest upon the occurrence of a change of control.

On May 29, 2015, we granted 65,000 options under our 2012 Stock Plan to Mr. Miller pursuant to a review by our Compensation Committee of equity incentive for certain NEOs. These options are subject to certain conditions on vesting and 50% will vest upon the occurrence of a change in control.

On September 15, 2015, in connection with his appointment as Chief Revenue Officer of the Company, we granted Mr. Nafus 275,000 options under our 2012 Stock Plan with 25% of the total option shares vesting on the first anniversary of the grant date and the remainder vesting quarterly thereafter over the next 3 year period in equal increments of 6.25% of the aggregate amount of such shares . The award will vest in full upon the occurrence of both (x) a change in control, (y) followed by the earliest to occur of: (i) a termination of Mr. Nafus’ service without cause by the Company or any successor thereto, (ii) a diminution in duties, or (iii) the 12 month anniversary of the occurrence of the change in control so long as Mr. Nafus’ service with the Company or any successor thereto is continuous from the grant date through such date.

Retention Agreements

On October 2, 2006, we entered into retention agreements with each of Messrs. Arends, Caldwell and Christothoulou, which provide that in the event of a change of control, each of Messrs. Arends, Caldwell and Christothoulou would be entitled to a lump sum payment equal to two times the amount calculated by adding (1) his annual salary at that time plus (2) the greater of (a) any bonus he earned with respect to the prior fiscal year, or (b) his pro rata portion of the aggregate bonus pool under our Incentive Plan for the current year assuming achievement under the Incentive Plan of the maximum performance targets for such year. With respect to Messrs. Arends, Caldwell and Christothoulou, if within twelve (12) months following a change of control: (1) the Company shall terminate his employment with the Company without cause, or (2) he shall voluntarily terminate such employment for good reason, the Company shall provide reimbursement of health care premiums for him and his dependents, for a period of eighteen (18) months from the date of his termination, to the extent that he is eligible for and elects continuation coverage under COBRA (provided that such reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees). In the event that any portion of these payments or benefits which such individuals are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

The following table describes our estimated potential payments and the estimated value of any accelerated vesting of stock options, restricted stock or restricted stock units to our NEOs upon a change of control of Marchex and/or termination of employment, assuming such change of control or termination of employment occurred on December 31, 2015. The amounts contained in the table are based on each NEO’s period of employment and compensation as of December 31, 2015 and, where applicable, the closing price of Marchex common stock on December 31, 2015. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on December 31, 2015 and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid and the value of any accelerated vesting of stock options, restricted stock or restricted stock units can be determined only at the time of a triggering event, and are dependent upon the facts and circumstances then applicable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments upon Termination or Change in Control
Name	Change in Control without Termination of Employment(1)($)	Change in Control with Termination of Employment without Cause or Resignation for Good Reason(2)($)	Termination of Employment without Cause or Resignation for Good Reason without Change in Control (3)($)
Michael Arends
Salary and Bonus Payments(4)	1,456,000	1,456,000	—
Severance Payments	—	280,000	280,000
Value of Accelerated Option Awards(5)	—	—	—
Value of Accelerated Restricted Stock Awards(6)	—	—	—
Health Benefits(7)	—	31,266	—
Estimated 280G Gross-Up(8)	—	—	—
Ethan Caldwell
Salary and Bonus Payments(4)	1,326,000	1,326,000	—
Severance Payments	—	—	—
Value of Accelerated Option Awards(5)	—	—	—
Value of Accelerated Restricted Stock Awards(6)	—	17,834	—
Health Benefits(7)	—	31,266	—
Estimated 280G Gross-Up(8)	—	—	—
Peter Christothoulou
Salary and Bonus Payments(4)	1,326,000	1,326,000	—
Severance Payments	—	—	—
Value of Accelerated Option Awards(5)	—	—	—
Value of Accelerated Restricted Stock Awards(6)	—	24,776	—
Health Benefits(7)	—	31,266	—
Estimated 280G Gross-Up(8)	—	—	—
Clark Kokich
Salary and Bonus Payments	—	—	—
Severance Payments	—	—	—
Value of Accelerated Option Awards(5)	—	—	—
Value of Accelerated Restricted Stock Awards(6)	—	101,263	—
Health Benefits	—	—	—
Estimated 280G Gross-Up	—	—	—
Gary Nafus
Salary and Bonus Payments	—	—	—
Severance Payments	—	325,000	325,000
Value of Accelerated Option Awards(5)	—	—	—
Value of Accelerated Restricted Stock Awards(6)	—	250,264	18,483
Health Benefits	—	—	—
Estimated 280G Gross-Up	—	—	—

Potential Payments upon Termination or Change in Control
Name	Change in Control without Termination of Employment(1)($)	Change in Control with Termination of Employment without Cause or Resignation for Good Reason(2)($)	Termination of Employment without Cause or Resignation for Good Reason without Change in Control (3)($)

Former Executive Officer:
Michael Miller
Salary and Bonus Payments	—	—	—
Severance Payments	—	—	—
Value of Accelerated Option Awards(5)	—	—	—
Value of Accelerated Restricted Stock Awards(6)	9,009	9,009	—
Health Benefits	—	—	—
Estimated 280G Gross-Up(8)	—	—	—

(1)

The amounts stated in the column headed “Change in Control without Termination of Employment” reflect the payments and benefits provided on a “single trigger” basis, meaning that they are triggered by the occurrence of a change in control of Marchex and are not conditioned on the NEO’s subsequent termination of employment. These payments and benefits are provided by the retention agreements described above to which Mr. Arends, Mr. Caldwell and Mr. Christothoulou and are parties, by the terms of the stock option and restricted stock agreements to which all of the NEOs are parties, and, in the case of Mr. Arends, by the terms of his employment agreement.

(2)

The amounts stated in the column headed “Change in Control with Termination of Employment without Cause or Resignation for Good Reason” reflect both the payments and benefits provide on a “single trigger” basis contained in the first column and certain additional payments and benefits provided on a “double trigger” basis, meaning that they are triggered if, within 12 months following a change in control, the NEO’s employment is terminated without cause or the NEO resigns for good reason.

(3)

The amounts stated in the column headed “Termination of Employment without Cause or Resignation for Good Reason without Change in Control” reflect the payments and benefit provided to Mr. Arends and Mr. Nafus by their employment agreements described above upon their termination of employment in certain circumstances, whether or not in connection with a change in control of Marchex. Mr. Arends’ employment also provides for such severance payments upon his death or disability.

(4)

In accordance with the retention agreements described above, represents two times the sum of the NEO’s salary as in effect on December 31, 2015 plus the greater of the bonus earned for the prior fiscal year or the bonus that would be earned for the current fiscal year assuming achievement of the applicable performance target at the maximum credited level. For the year ended December 31, 2015, the bonus component included in the calculation of retention payments is equal to 160% of the NEO’s base salary.

(5)

Represents the intrinsic value of unvested stock options held by each NEO on December 31, 2015 (50% of such unvested options in the case of Mr. Miller and 12 months of accelerated vesting of unvested awards in the case of a termination of Mr. Nafus’ employment without cause or for good reason that is not in connection with a change in control), the vesting of which would be accelerated by the applicable triggering event, based upon the excess, if any, of the closing price of $3.89 per share of our common stock on the NASDAQ Global Market on December 31, 2015 over the exercise price of the option. Because all options held by the NEOs as of December 31, 2015 had exercise prices exceeding the closing price of $3.89, they had no intrinsic value.

(6)

Represents the value of unvested restricted stock and restricted stock units held by each NEO on December 31, 2015 (50% of such unvested awards in the case of Mr. Miller and 12 months of accelerated vesting of unvested awards in the case of a termination of Mr. Nafus’ employment without cause or for good reason that is not in connection with a change in control), the vesting of which would be accelerated by the applicable triggering event, based upon the closing price of $3.89 per share of our common stock on the NASDAQ Global Market on December 31, 2015.

(7)	In accordance with the retention agreements described above, represents the estimated cost of health benefits for a period of eighteen months.
(8)

NEOs may be subject to a federal excise tax on certain compensation they receive in connection with a change in control of Marchex. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits in the nature of compensation provided to an NEO that are contingent upon a change in control or a closely related event, such as termination of employment, may be subject to a 20% excise tax to the extent of the excess of such value over the NEO’s average annual taxable compensation from Marchex for the five years preceding the year of the change in control (or such shorter period as the NEO was employed by Marchex) if the aggregate present value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. As described above, if Mr. Arends, Mr. Caldwell or Mr. Christothoulou incur any such excise tax, he will be entitled to receive from Marchex a “gross-up payment” in an amount necessary to place him in the same after-tax position had no portion of such contingent payments been subject to excise tax. We estimate that if a change in control of Marchex, with or without termination of employment, had occurred on December 31, 2015, none of such NEOs would have incurred an excise tax under Section 280G, and accordingly we would not have become obligated to provide any gross-up payments.

Procedures for Review and Approval of Related Person Transactions

Our Audit Committee is responsible under its charter for reviewing and approving in advance any proposed related party transactions which would require disclosure under Item 404(a) of Regulation S-K and reporting to the Board of Directors on any approved transactions. The Audit Committee is responsible for ensuring that such relationships are on terms commensurate with those that would be extended to an unrelated third party.

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board of Directors the compensation of our independent directors. The following table summarizes compensation earned during 2015 by each of our directors, except Mr. Kokich, whose compensation is reflected in the Summary Compensation Table and who served on our Board of Directors during 2015, and except for Mr. Horowitz, who is an executive officer but not an NEO and who did not receive additional compensation for his service on our Board of Directors during 2015:

2015 Director Compensation(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(3)		Total ($)
Dennis Cline	20,000	124,744	—		144,744
Anne Devereux-Mills	19,000	124,744	—		143,744
Nicolas J. Hanauer	4,000	144,705	—		148,705
Ian Morris	4,000	36,924	400,000	(4)	440,924
M. Wayne Wisehart	4,000	164,666	—		168,666

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services.
(2)

The amounts in the stock awards column reflect the aggregate grant fair value of stock awards granted to directors in 2015 in accordance with FASB ASC Topic 718. These amounts do not reflect whether the director has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock).

(3)	The aggregate number of equity awards outstanding as of December 31, 2015 were:

Name	Stock Awards (#)	Option Awards (#)		Total
Dennis Cline	25,510	15,000		40,510
Anne Devereux-Mills	25,510	40,000		65,510
Nicolas J. Hanauer	29,592	300,000		329,592
Ian Morris	7,551	146,215	(4)	153,766
M. Wayne Wisehart	33,674	40,000		73,674

(4)	Granted to Mr. Morris in connection with Mr. Morris joining the Company’s Board of Directors in February of 2015.

Effective May 7, 2015, the Board of Directors approved a revised compensation program for the Company’s non-employee directors. The revised non-employee director compensation program is as follows (each component is payable in shares of restricted stock or cash as elected by each such non-employee director):

•

each non-employee director receives an annual director grant with a grant date fair value of $125,000 (except for Mr. Morris who did not receive the 2015 annual director grant as Mr. Morris received an option grant when he joined the Board in February of 2015);

•	each non-employee director receives an annual retainer with a grant date fair value of $15,000 ($3,750 per quarter if paid in cash); and

•	each non-employee director receives compensation for Committee service as a member or Chair of each such Committee.

In May 2015, based upon the elections of the individual directors and per the revised non-employee director compensation program for 2015: (i) the Company granted an aggregate of 121,837 shares of restricted stock to the non-employee directors pursuant to the Company’s 2012 Stock Plan which will vest in full on the earlier of May 7, 2016 or the date of the 2016 annual meeting of stockholders assuming continued service on the board during such period and with accelerated vesting in full upon a change of control, and (ii) will be paid an aggregate of $62,000 in total cash compensation for the fiscal year, in addition to reimbursement for reasonable out-of-pocket expenses they incur in attending board, committee, and company meetings.

Equity Compensation Plans

Amended and Restated 2003 Stock Incentive Plan. Our 2003 Stock Incentive Plan, effective on March 30, 2004, was adopted by our Board of Directors and approved by our stockholders on March 30, 2004. (the “2003 Stock Plan”) The 2003 Stock Plan provides for the granting of shares of Class B common stock to employees, directors, and consultants of Marchex, its affiliates and strategic partners and provides for the following types of grants:

•	incentive stock options within the meaning of Section 422 of the Internal Revenue Code, sometimes known as ISOs;

•	non-statutory stock options, which are options not intended to qualify as ISOs, sometimes known as non-qualified options; and

•	right to purchase shares pursuant to restricted stock purchase agreements.

The 2003 Stock Plan was amended in May of 2010 to provide for grants of restricted stock units to eligible participants under the 2003 Stock Plan. No awards will be made under the 2003 Stock Plan after December 31, 2012 and the 2012 Stock Plan covers the anticipated balance of shares available under the 2003 Stock Plan.

2012 Stock Incentive Plan. Our 2012 Stock Incentive Plan, effective on April 2, 2012, was adopted by our Board of Directors and approved by our stockholders on May 4, 2012 (the “2012 Stock Plan”). The 2012 Stock

Plan provides for the granting of shares of Class B common stock to employees, directors, and consultants of Marchex, its affiliates and strategic partners and provides for the following types of grants:

•	incentive stock options within the meaning of Section 422 of the Internal Revenue Code, sometimes known as ISOs;

•	non-statutory stock options, which are options not intended to qualify as ISOs, sometimes known as non-qualified options;

•	right to purchase shares pursuant to restricted stock purchase agreements; and

•	restricted stock units.

2014 Employee Stock Purchase Plan. Our 2014 employee stock purchase plan was adopted by our Board of Directors on March 8, 2013 and approved by our stockholders on May 3, 2013 (the “2014 Employee Stock Purchase Plan”). The 2014 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and permits eligible employees to purchase our Class B common stock for amounts up to 15% of their compensation in purchase periods under the plan. Under the 2014 Employee Stock Purchase Plan, no employee will be permitted to purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each purchase period. We have authorized an aggregate of 225,000 shares of our Class B common stock for issuance under the 2014 Employee Stock Purchase Plan to participating employees. The 2014 Employee Stock Purchase Plan provides for purchase periods which shall be determined by the Board of Directors and the purchase price of shares of Class B common stock available under the purchase plan shall be equal to 95% of the closing price of the shares of Class B common stock on the last business day of each purchase period.

Equity Compensation Plan Information

The following table sets forth certain information regarding our Class B common stock that may be issued upon exercise of options, warrants and other rights under all of our existing equity compensation plans as of December 31, 2015:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a) (c)
Equity compensation plans approved by security holders
2003 amended and restated stock incentive plan, as amended(1)	4,174,365		$7.93	—
2012 stock incentive plan(2)	6,200,016	(3)	$6.12	1,389,977
2014 employee stock purchase plan	—		—	185,394

Total	10,374,381		$6.97	1,575,371

The weighted-average exercise price in column (b) is calculated based on outstanding stock options. It does not take into account shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.

(1)	After December 31, 2013, no awards will be made under the 2003 Stock Plan. Consists of stock options to purchase shares of our Class B common stock.
(2)

We have reserved 9,404,392 shares of Class B common stock for issuance under our 2012 Stock Plan, which includes an increase of 2,102,493 shares to the authorized number of shares available under the plan, which occurred on January 1, 2015.

(3)	Consists of stock options to purchase 4,762,916 shares of Class B common stock and restricted stock units representing the right to purchase 1,437,100 shares of our Class B common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership. Directors, officers and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports the Company has received, or written representations that no other reports were required for those persons, the Company believes that its directors, officers and 10% stockholders complied with all applicable filing requirements during 2015.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC. Proposals of stockholders of the Company intended to be presented for consideration at our 2017 Annual Meeting of Stockholders must be received by the Company no later than December 5, 2016 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals should be addressed to the attention of the Company’s General Counsel, 520 Pike Street, Suite 2000, Seattle, Washington 98101. Stockholders who wish to present a proposal at our 2017 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, should send notice to the Company by March 7, 2017. If a stockholder proposal is not submitted by this date and it is properly brought before our 2017 Annual Meeting of Stockholders, we may exercise voting discretion to vote the proxies that the Board of Directors solicits for our 2017 Annual Meeting of Stockholders on such stockholder proposal in accordance with our best judgment. If a stockholder makes a timely notification, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC. The corresponding proposal submission date for our 2016 Annual Meeting of Stockholders was March 8, 2016. We have discretionary authority to vote the proxies that the Board of Directors solicits for our 2016 Annual Meeting of Stockholders on any stockholder proposals properly brought before our 2016 Annual Meeting of Stockholders with respect to which the Company was not notified by that date.

ANNUAL REPORT ON FORM 10-K

A copy of Marchex’s annual report on Form 10-K for the year ended December 31, 2015, including its financial statements for the year ended December 31, 2015, accompanies this proxy statement and is also available for download or review by visiting www.marchex.com (See Company-Investors-SEC Filings), and is also available on the internet as provided on the notice of annual meeting of stockholders accompanying this proxy statement. An additional copy of such annual report on Form 10-K (without exhibits) will be furnished without charge and a copy of any or all exhibits to such annual report on Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing exhibits upon request by any stockholder to Marchex Investor Relations, 520 Pike Street, Suite 2000, Seattle, Washington 98101, or by calling (206) 331-3300.

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Company stockholders may be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to Marchex Investor Relations, 520 Pike Street, Suite 2000, Seattle, Washington 98101 or by calling (206) 331-3300.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

The Company’s stock transfer agent and registrar is Computershare, P.O. Box 30170, College Station, TX 77845, (800) 714-2722.

By order of the Board of Directors,

Ethan Caldwell

Secretary

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2016.
Vote by Internet
• Go to www.investorvote.com/MCHX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote IN FAVOR OF the directors listed below and a vote
IN FAVOR OF Proposal 2.

1.	To elect six directors to serve on the Company’s Board of Directors until their successors are duly elected and qualified:									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Dennis Cline	☐	☐	02 - Anne Devereux-Mills	☐	☐	03 - Nicolas Hanauer	☐	☐
	04 - Clark Kokich	☐	☐	05 - Ian Morris	☐	☐	06 - M. Wayne Wisehart	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐	3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting.

This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF PROPOSAL 2.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02BQKA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the Annual Report to Stockholders are available at:

http://www.proxydocs.com/MCHX.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — MARCHEX, INC.

CLASS B COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS, MAY 12, 2016

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF MARCHEX, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 12, 2016 and the Proxy Statement, and appoints Michael Arends and Ethan Caldwell, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Marchex, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entities, at the Annual Meeting of Stockholders of the Company to be held at Marchex, Inc., 520 Pike Street, 502 Auditorium, 12th floor, Seattle, Washington, on May 12, 2016 at 10:00 a.m. local time, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below and on the reverse side. Please mark, date, sign and return this proxy promptly in the enclosed envelope.

(Continued and to be marked, dated and signed, on the other side)